Exhibit 99.1

Synthetic Biologics Announces Closing of $12 Million Convertible Preferred Stock Financing

For Immediate Release

Rockville, MD, September 12, 2017 – Synthetic Biologics, Inc. (NYSE American: SYN), a late-stage clinical company developing therapeutics that preserve the microbiome to protect and restore the health of patients, announced today the closing of a privately placed stock purchase transaction for the sale of redeemable convertible preferred stock to an affiliate of MSD Partners, L.P. for aggregate gross proceeds of $12 million.

Synthetic Biologics intends to use proceeds from the Preferred Stock transaction for general corporate purposes, including the continued advancement of SYN-004 (ribaxamase), the Company’s Breakthrough Therapy Designation drug candidate designed to prevent antibiotic-mediated C. difficile infection (CDI), overgrowth of pathogenic organisms and the emergence of antimicrobial resistance (AMR) in the gut microbiome.

“We would like to thank MSD Partners, L.P. for their continued support of Synthetic Biologics and our pipeline of novel microbiome-focused clinical programs,” said Jeff Riley, President and Chief Executive Officer of Synthetic Biologics. “With proceeds from this transaction, we intend to further advance SYN-004’s (ribaxamase) late-stage clinical development and advancement towards commercialization. Our goal remains to create long-term value for all our stakeholders, including the millions of patients who stand to benefit from our innovative approach to protecting the gut microbiome from the adverse effects of antibiotic use.”

At closing, Synthetic Biologics issued shares of Preferred Stock, which are convertible into common shares at an initial conversion price of $0.54 per share. Please refer to the Company’s Form 8-K which will be filed with the Securities and Exchange Commission on September 12, 2017 for the complete terms of the Preferred Stock transaction.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a late-stage clinical company developing therapeutics designed to preserve the microbiome to protect and restore the health of patients. The Company's lead candidates poised for Phase 3 development are: (1) SYN-004 (ribaxamase) which is designed to protect the gut microbiome from the effects of certain commonly used intravenous (IV) beta-lactam antibiotics for the prevention of C. difficile infection (CDI), overgrowth of pathogenic organisms and the emergence of antimicrobial resistance (AMR), and (2) SYN-010 which is intended to reduce the impact of methane producing organisms in the gut microbiome to treat an underlying cause of irritable bowel syndrome with constipation (IBS-C). The Company is also developing preclinical stage monoclonal antibody therapies for the prevention and treatment of pertussis and novel discovery stage biotherapeutics for the treatment of phenylketonuria (PKU). For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

This press release includes forward-looking statements on Synthetic Biologics' current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the intended use of proceeds from the financing and further advancement of SYN-004’s (ribaxamase) late-stage clinical development and advancement towards commercialization. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of substantial risks and uncertainties, many of which are difficult to predict and could cause actual results to differ materially and adversely from current expectations and assumptions from those set forth, projected or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, Synthetic Biologics' product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results, Synthetic Biologics' ability to initiate clinical trials and if initiated, to complete them on time and achieve desired results and benefits, Synthetic Biologics' clinical trials continuing enrollment as expected, Synthetic Biologics' ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Synthetic Biologics' ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of Synthetic Biologics' products by competitors that render Synthetic Biologics' products obsolete or non-competitive, Synthetic Biologics' ability to maintain its license agreements, the continued maintenance and growth of Synthetic Biologics' patent estate, Synthetic Biologics becoming and remaining profitable, Synthetic Biologics' ability to establish and maintain collaborations, Synthetic Biologics' ability to obtain or maintain the capital or grants necessary to fund its research and development activities, a loss of any of Synthetic Biologics' key scientists or management personnel, and other factors described in Synthetic Biologics' Annual Report on Form 10-K for the year ended December 31, 2016, and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to revise or update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc. (Corporate and Investors)

Vincent I. Perrone, Director, Corporate Communication, (240) 660-2000, info@syntheticbiologics.com

Feinstein Kean Healthcare (Media)

Gregory Kelley, Senior Vice President, (404) 836-2302, gregory.kelley@fkhealth.com

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